Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Alexander G. Babey President and Chief Executive Officer (812) 883-2639

MID-SOUTHERN SAVINGS BANK, FSB ANNOUNCES EXPECTED CLOSING DATE

Salem, Indiana – July 10, 2018 – Mid-Southern Savings Bank, FSB (the "Bank") (OTCPK: MSVB), announced today that it has received all approvals for the conversion of Mid-Southern, M.H.C. from the mutual holding company to the stock holding company form of organization and expects to close the related stock offering of Mid-Southern Bancorp, Inc. ("Mid-Southern Bancorp") at the close of business on July 11, 2018.

The Bank's stock is expected to cease trading at the close of business on July 11, 2018.  Mid-Southern Bancorp's common stock is expected to trade on the Nasdaq Capital Market under the trading symbol "MSVB" beginning on July 12, 2018.

A total of 2,559,871 shares of common stock are expected to be sold in the subscription offering at a price of $10.00 per share.  The offering was oversubscribed by supplement eligible account holders who had a third tier priority (those depositors having a qualifying deposit that was opened after December 31, 2016 and outstanding as of March 31, 2018) in the subscription offering.  Accordingly, shares will be allocated to third tier subscribers in accordance with the Plan of Conversion and Reorganization, as described in the Prospectus. All valid orders from subscribers in first tier (depositors that are eligible account holders having a qualifying deposit as of December 31, 2016) and the ESOP will be filled in full.  No shares will be sold to the other members who had a fourth tier priority (eligible account holders and certain borrowers as of May 3, 2018).  Eligible account holders wishing to confirm their allocations may do so online at https://allocations.kbw.com or may contact the stock information center at 1 (877) 821-5783.  The stock information center will be open from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday.  The Stock Information Center is closed on weekends and bank holidays.

As part of the conversion, each existing share of Bank common stock held by current public stockholders will be converted into the right to receive 2.3462 shares of Mid-Southern Bancorp common stock.  The exchange ratio ensures that, after the conversion and offering, the current public stockholders of Bank will maintain approximately the same ownership interest in Mid-Southern Bancorp as they owned in Bank immediately prior to the closing of the conversion.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00 per share.  Approximately 3,570,750 shares of Mid-Southern Bancorp common stock will be outstanding after the completion of the offering and the exchange, before taking into account adjustments for fractional shares.

Direct Registration System ("DRS") statements for shares purchased in the subscription offering, interest checks and refund checks for any persons not receiving all shares ordered are expected to be mailed to purchasers on or about July 12, 2018.  Bank stockholders holding shares in street name or in book-entry form will receive shares of Mid-Southern Bancorp common stock within their accounts.  Stockholders holding shares in certificated form will be mailed a letter of transmittal on or about July 18, 2018 containing instructions as to how to exchange their shares.  Stockholders will receive a DRS statement and cash in lieu of fractional shares after returning their Bank stock certificates and a properly completed letter of transmittal to Mid-Southern Bancorp's transfer agent, Computershare Trust Company, N.A.

About the Bank
Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky.   The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.
Disclosures about Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect," "will," "may," "continue," or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, a failure to receive one or more of the necessary approvals referenced above, changes to the real estate and economic environment, particularly in the market areas in which the Bank operates, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which Mid-Southern and the Bank are engaged.  Mid-Southern wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  Except as required by law, Mid-Southern  does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.
The shares of common stock of Mid-Southern Bancorp, Inc. are not deposits or savings accounts, may lose value and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.